UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2014

Fresh Promise Foods, Inc.

(Exact name of registrant as specified in its charter)

Nevada	00-24723	88-0393257
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Alderman Drive, Suite 210

Alpharetta, GA 30005

(Address of principal executive offices)

(770) 521-9826

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Officer

On June 2, 2014, Joseph C. Canouse resigned as Chairman of the Board of Directors (the “Board”) of Fresh Promise Foods, Inc., a Nevada corporation (the “Company”), and as Chief Financial Officer of the Company. Mr. Canouse informed the Company that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Director and Officer

On June 4, 2014, the Board approved by unanimous written consent the appointment of Scott Martin as a member of the Board and Secretary of the Company, effective as of such date.

On June 4, 2014, the Board also approved by unanimous written consent the appointment of Mr. Kevin P. Quirk as Chairman of the Board. Mr. Quirk currently serves as Chief Executive Officer of the Company and a director and will retain his current positions.

Scott Martin, age 44, Director and Secretary

Mr. Scott C. Martin, 44 years old, brings almost twenty years of experience in finance, consulting and public company restructuring to the Company. Previously, beginning in 1996, with J.P. Carey, Inc. and affiliated companies, Mr. Martin was involved in financing various public and private companies. Beginning in 2011, he was Executive Vice President with American Premium Water Corporation, which transitioned from financial services to selling spring water. From 2013 through present, Mr. Martin has been an Executive Vice President for the Company.

Mr. Martin has an undergraduate degree from Stetson University, where he graduated in 1992.

The Board believes that Mr. Martin’s finance and consulting experience will be an asset to the Company and will help to accelerate its growth efforts.

Family Relationships

Mr. Martin does not have any family relationship with a current officer or director of the Company.

Related Party Transactions

There are no applicable related party transactions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1	Letter of Resignation from Joseph C. Canouse, dated June 2, 2014 *

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fresh Promise Foods, INC.

Date: June 6, 2014	By:	/s/ Kevin P. Quirk
	Name:	Kevin P. Quirk
	Title:	Chief Executive Officer and President